UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) June 26, 2006

Commission	Registrant; State of Incorporation;	I.R.S. Employer
File Number	Address; and Telephone Number	Identification No.

1-2578	Ohio Edison Company	34-0437786
(An Ohio Corporation)
c/o FirstEnergy Corp.
76 South Main Street
Akron, OH 44308
Telephone (800)736-3402

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On June 26, 2006, Ohio Edison Company (Company) issued and sold $250 million aggregate principal amount of 6.400% Senior Notes due 2016 (2016 Notes) and $350 million aggregate principal amount of 6.875% Senior Notes due 2036 (2036 Notes) pursuant to an underwriting agreement, dated June 21, 2006, with Barclays Capital Inc., Citigroup Global Markets, Inc., Credit Suisse Securities (USA) LLC, and Wachovia Capital Markets, LLC, as representatives of the several underwriters identified therein. The 2016 Notes and 2036 Notes (Senior Notes) are registered under the Company’s shelf registration statement on Form S-3 (Registration Nos. 33-49413, 33-51139, 333-05277 and 333-133117).

The Senior Notes were issued under the Indenture dated as of April 1, 2003 between the Company and The Bank of New York, as trustee. Interest on each series of the Senior Notes will be payable semiannually on January 15 and July 15 of each year, beginning on January 15, 2007, and at maturity. The 2016 Notes will mature on July 15, 2016 and the 2036 Notes will mature on July 15, 2036.

The Company will use a portion of the net proceeds aggregating approximately $593.5 million from the sale of the Senior Notes to redeem all of its outstanding preferred stock at a total redemption price of approximately $64 million. The remaining net proceeds are expected to be used to repay approximately $23 million of short-term debt, to partially fund a proposed repurchase of up to $600 million of the Company’s common stock from its parent, FirstEnergy Corp., in the third quarter of 2006, and for general corporate purposes.

The officer’s certificate establishing the terms of the Senior Notes, including the respective forms of the 2016 Notes and the 2036 Notes, is filed as Exhibit 4, and the underwriting agreement is filed as Exhibit 1 to this Form 8-K, and each document is incorporated herein by reference.

Item 9.01 Financial Statement and Exhibits.

(d) Exhibits

Exhibit No.	Description
1

Underwriting Agreement, dated June 21, 2006, among Barclays Capital Inc., Citigroup Global Markets, Inc., Credit Suisse Securities (USA) LLC, and Wachovia Capital Markets, LLC as representatives of the Underwriters named in Schedule I to the Underwriting Agreement.

4	Officer’s Certificate (including the forms of the 6.40% Senior Notes due 2016 and the 6.875% Senior Notes due 2036), dated June 21, 2006.
5.1	Opinion of Gary D. Benz, Esq.
5.2	Opinion of Akin Gump Strauss Hauer & Feld LLP
12	Statement Regarding Computation of Ratio of Earnings to Fixed Charges
23.1	Consent of Gary D. Benz, Esq. (contained in Exhibit 5.1 hereto).
23.2	Consent of Akin Gump Strauss Hauer & Feld LLP (contained in Exhibit 5.2 hereto).

Forward-Looking Statements: Ohio Edison Company is a wholly owned subsidiary of FirstEnergy Corp. This Form 8-K includes forward-looking statements based on information currently available to management of FirstEnergy Corp. and Ohio Edison Company. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms "anticipate," "potential," "expect," "believe," "estimate" and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of FirstEnergy Corp.’s regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), and the legal and regulatory changes resulting from the implementation of the Energy Policy Act of 2005 (including, but not limited to, the repeal of the Public Utility Holding Company Act of 1935), the uncertainty of the timing and amounts of the capital expenditures (including that such amounts could be higher than anticipated) or levels of emission reductions related to the Consent Decree resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney’s Office, the Nuclear Regulatory Commission and the various state public utility commissions as disclosed in the registrant's Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the timing and outcome of various proceedings before the Public Utilities Commission of Ohio and the Pennsylvania Public Utility Commission, the continuing availability and operation of generating units, the ability of generating units to continue to operate at, or near full capacity, the inability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the anticipated benefits from voluntary pension plan contributions, the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities and other capital markets and the cost of such capital, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, circumstances which may lead management to use any portion of the net proceeds from the sale of the Senior Notes issued on June 26, 2006 for purposes other than as currently contemplated, the risks and other factors discussed from time to time in the registrant's Securities and Exchange Commission filings, and other similar factors. The registrant expressly disclaims any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

June 26, 2006

OHIO EDISON COMPANY
Registrant

By:	/s/ Harvey L. Wagner
Harvey L. Wagner Vice President and Controller